Exhibit 5.1

January 26, 2010

FriendFinder Networks Inc.

6800 Broken Sound Parkway

Boca Raton, Florida 33487

Ladies and Gentlemen:

We have acted as special Nevada counsel to FriendFinder Networks Inc., a Nevada corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 20,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and, at the option of the Underwriters (as defined below), up to an additional 3,000,000 shares of Common Stock (together with the Firm Shares, the “Shares”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), proposed to be entered into by Renaissance Securities (Cyprus) Limited and Ledgemont Capital Markets LLC, as Representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), and the Company, as described in the Company’s Registration Statement on Form S-1 (File No. 333-156414) (as amended through and including the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  This opinion letter is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization of the Shares and the issuance and sale thereof as contemplated by the Underwriting Agreement, each as described in the Registration Statement.  For purposes of this opinion letter, we have assumed that all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

In rendering the opinions hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement and the Prospectus contained therein (the “Prospectus”), (ii) the Company’s articles of incorporation and bylaws, each as amended to date, (iii) the form of the Underwriting Agreement filed as an exhibit to the Registration Statement, and (iv) such other documents, agreements, instruments and corporate records, including certain resolutions of the Company’s board of directors and pricing committee, as we have deemed necessary or appropriate for the purposes of this opinion letter.  We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each document we reviewed has been duly executed and delivered, and the Underwriting Agreement will be duly executed and delivered

100 City Parkway, Suite 1600 | Las Vegas, NV 89106-4614	702.382.2101 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com	702.382.8135 fax

FriendFinder Networks Inc.

January 26, 2010

substantially in the form we reviewed, by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; and (v) any certificates evidencing the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company.

We are qualified to practice law in the State of Nevada.  The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction.  We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized and, when and to the extent the Shares are issued and sold in exchange for payment in full therefor in the manner contemplated by the Underwriting Agreement, and in accordance with the proceedings described therein and in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable Nevada laws in effect and the facts in existence as of the date of this opinion letter.  In delivering this opinion letter to you, we assume no obligation, and we advise you that we shall make no effort, to update the opinions set forth herein, to conduct any inquiry into the continued accuracy of such opinions, or to apprise you of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this opinion letter, or of any change in any applicable Nevada laws or any facts occurring after the date of this opinion letter, which may affect the opinions set forth herein.  No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BROWNSTEIN HYATT FARBER SCHRECK, LLP